CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated July 19, 2007 for the Simple Capital Global Fund (the "Fund"), a series of the Simple Capital Trust (the “Trust”) and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Pre-Effective Amendment No. 1 under the Investment Company Act of 1940 to Simple Capital Global Fund’s Registration Statement on Form N-1A (File Nos. 333-142326 and 811-22054), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

Sanville & Company

July 19, 2007

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